Exhibit 19
INSIDER TRADING POLICY
(Approved February 12, 2025)
I.INTRODUCTION
Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such Material Nonpublic Information from disclosing this information to others who trade. Trading while in possession of Material Nonpublic Information is often referred to as “insider trading.”
Who Is Subject to this Policy. Viridian Therapeutics, Inc. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by directors, officers, employees, and consultants (together, “Company Personnel”) as well as their family members who reside with them, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company securities (as defined below) are directed by them or are subject to their influence or control (collectively, “Family Members”), and corporations or other business entities controlled, influenced, or managed by them or their Family Members, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with “Company Personnel” and “Family Members,” “Insiders”). Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities.
Which Securities Are Subject to this Policy. This Policy applies to transactions, whether direct or indirect, in the Company’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units, or any other type of securities that the Company may issue from time to time, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Similarly, this Policy applies to all securities issued by a Related Company (as defined below), as well as any derivative securities, such as puts, calls, or swaps relating to a Related Company’s securities. When this Policy refers to another entity’s “securities,” it refers to its common stock, options to purchase common stock, or any other type of securities that the entity may issue, as well as derivative securities relating to that entity but that are not issued by that entity.
No Exceptions. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.
Individual Responsibility. You are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

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Consequences for Violating Insider Trading Laws. If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.
Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.
Administrative Provisions. All Company Personnel will be required to certify their understanding of and intent to comply with this Policy by signing the Acknowledgment attached hereto periodically. This Policy will be reviewed, evaluated, and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business, and other factors.
II. POLICIES AND PROCEDURES
A.Trading Policy
1.General Prohibition. You may not buy, sell or gift the Company’s securities when you have Material Nonpublic Information about the Company. This Policy against “insider trading” applies to trading in any form of the Company’s securities, as well as to trading in the securities of other companies with whom the Company has a business relationship, such as the Company’s customers, distributors and suppliers, licensing, collaboration or joint-venture counterparties, contract research organizations, contract manufacturing organizations, or a firm with which the Company is negotiating a major transaction (a “Related Company”).
2.No Tipping. You may not convey Material Nonpublic Information about the Company or a Related Company to others. You also may not suggest that anyone purchase or sell the securities of the Company or a Related Company while you are aware of Material Nonpublic Information about the Company or a Related Company, respectively. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about Related Companies and their respective securities. Persons with whom you have a history, pattern, or practice of sharing confidences—such as family members, close friends, and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This Policy does not restrict legitimate business communications on a “need to know” basis. Material Nonpublic Information, however,

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should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
3.No Short-Term or Speculative Trading. Our directors and executive offices subject to Section 16 of the Securities and Exchange Act of 1934, as amended (“Section 16 officers”) may not engage in short-term or speculative transactions in the securities of the Company or any Related Company. As such, our directors and Section 16 officers may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions (such as “cashless” collars, forward sales, equity swaps, and other similar arrangements).
4.Pledging. Because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. The Company’s directors and Section 16 officers are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. An exception may be granted where an individual wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If an individual wishes to pledge Company securities as collateral for a loan, she or he must submit a request for approval to the Company’s Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
5.No Standing or Limit Orders. Standing and limit orders (except standing and limit orders under Rule 10b5-1 Trading Plans, as described herein) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Company securities other than pursuant to Rule 10b5-1 Trading Plans. If a person subject to this Policy determines that they must use a standing order or limit order (other than pursuant to an approved Rule 10b5-1 Trading Plan), that person must contact the Chief Legal Officer for clearance to place the order.
6.Applying the Policy. As stated above, these restrictions also apply to your Family Members and Controlled Entities. The SEC and federal prosecutors may presume that trading by Family Members or Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
For purposes of this Policy, references to “trading” and “transactions” include, among other things:
•purchases and sales of Company securities in public markets;

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•sales of Company securities obtained through the exercise of employee stock options granted by the Company;
•making gifts of Company securities; and
•using Company securities to secure a loan.
Company Personnel should consult the Chief Legal Officer if they have any questions.
7.Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities. The Company strives to avoid engaging in transactions in respect of Company securities, or adopting any securities repurchase plans, when it is in possession of Material Non-public Information concerning itself, other than in compliance with applicable law.
B.What is “Material Nonpublic Information”? When is Information “Public”?
1.Material Information
Material information generally means information for which there is a substantial likelihood that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances. With respect to contingent or speculative events, a materiality assessment requires balancing the probability that the event will occur and the anticipated magnitude of the event. Depending on the circumstances, common examples of information that may be material include:
•significant new product developments, innovations, or discoveries;
•pending U.S. Food and Drug Administration, European Medicines Agency or other regulatory action;
•clinical data or significant interactions, approval, or rulings by a regulatory agency relating to the Company or a Company product;
•status of pre-clinical or clinical studies;
•earnings, revenue, or similar financial information;
•unexpected financial results;
•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;

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•changes in control or sale of all or part of the Company’s business;
•changes in directors, senior management, or auditors;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets, or significant expansions or contractions of operations;
•changes in dividend policies, the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•negotiations regarding an important license, distribution agreement, joint venture, or collaboration agreement;
•material defaults under agreements or actions by creditors, clients, or suppliers relating to the Company’s credit rating;
•information about major contracts;
•gain or loss of a significant customer or supplier;
•significant cybersecurity incidents, events, or risks that affect the Company or third- party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business, or other confidential information;
•product recalls;
•impending financial problems;
•the interruption of production or other aspects of the Company’s business as a result of an accident, fire, natural disaster, public health emergency, or breakdown of labor negotiations;
•major environmental incidents;
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;
•information about Company affiliates and Related Companies; and
•the imposition of a trading “blackout” by the Company on transactions in Company securities or the securities of a Related Company.
Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of Material Nonpublic Information is a

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bar to trading. It is no excuse that such person’s reasons for trading were not based on the Material Nonpublic Information. If you have questions regarding specific transactions, please contact the Chief Legal Officer.
2.Nonpublic Information
Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a filing with the SEC, or a widely disseminated statement from a senior officer); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following the time of public disclosure. For example, if the Company issues a press release before the market opens on a Tuesday, the information would be considered public when the market opens on Thursday. If, however, the Company issues a press release after trading begins Tuesday, the information would not be considered public until the market opens on Friday.
The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.
C.Unauthorized Disclosure; Prohibition on Certain Paid Public Speaking
All Company Personnel must maintain the confidentiality of Company information for competitive, security, and other business reasons, as well as to comply with securities laws. All information you learn about the Company, or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as Family Members, other relatives, or business or social acquaintances.
In addition, you are prohibited from participating as an “expert,” consultant, advisor, and/or in any capacity for an “expert network” and/or any other outside firm which compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders, and you. Indeed, United States criminal authorities and the SEC have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information which investors then used for trading purposes.
Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company, and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts, and investors and only in accordance with the Company’s Corporate Disclosure Policy. If you

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receive inquiries of this nature, refer them to the Chief Financial Officer (“CFO”) or the Chief Legal Officer.
D.When and How to Trade Company Stock
1.    Special Blackout Periods
From time to time due to certain developments relating to Material Nonpublic Information, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not engage in any transactions involving the purchase, sale, gift, or other transaction in Company securities or the securities of a Related Company, as applicable (subject to the exceptions set forth in Section II.D.3 or pursuant to an approved Rule 10b5-1 Trading Plan pursuant to Section II.E). If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading, as the existence of a special blackout period may, itself, be deemed Material Nonpublic Information. These special blackout periods will vary in length, be determined by the Chief Legal Officer, and typically be communicated to the appropriate personnel via e-mail. Termination of a special blackout period will also typically be communicated to the appropriate personnel via e-mail.
However, it is not the Company’s policy to impose special blackout periods every time that Material Nonpublic Information exists or every time that Insiders may be in the possession of Material Nonpublic Information. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while a special blackout period is not in place.
Generally, all pending purchase and sale orders regarding Company securities that could be executed while a special blackout period is not in place must be cancelled before a special blackout period is implemented so as to avoid any purchases and sales during such period.
In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, including executing sales to satisfy tax withholding obligations in connection with the exercise of stock options, vesting of restricted stock, or settlement of restricted stock units in the future, you may wish to consider entering into a prearranged Rule 10b5-1 Trading Plan, as discussed below.
2.Pre-clearance
The Company requires its directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Persons”) and certain other employees and consultants who are so designated from time to time (such officers and designated employees and consultants, “Restricted Employees”) to contact the Chief Legal Officer in advance of effecting any purchase, sale, gift, or other trading of Company securities and to obtain prior approval of the transaction. All requests must be submitted to the Chief Legal Officer at least two business days in

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advance of the proposed transaction.I The pre-clearance policy applies to directors and Restricted Employees, including their Family Members and Controlled Entities, even if they are initiating a transaction while a special blackout period is not in place.
If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the director or Restricted Employee may make a new trading request.
If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the Chief Legal Officer will grant any or all pre-clearance requests and there shall be no obligation to inform directors or Restricted Employees of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan (discussed below) will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification, or termination of any such Rule 10b5-1 Trading Plan is subject to pre-clearance.
3.Exceptions
The restrictions contained in this Policy shall not apply to:
•the exercise of Company stock options if (a) no shares are to be sold to third parties or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent), this Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option;
•the vesting of Company stock options, restricted stock, restricted stock units, or other equity incentive awards according to their terms;
•the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting, or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;
•purchases of Company securities under the Company’s Employee Stock Purchase Plan resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to a participant’s election to
I Transactions by the Chief Legal Officer (or the Chief Legal Officer’s Family Members and Controlled Entities) are required to be approved in advance by the CFO and/or the CEO.

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participate in or increase his or her participation in the plan, and to a participant’s sales of Company securities purchased pursuant to the plan;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control);
•sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; or
•any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws.
To the extent applicable and such elections are permitted, your elections regarding participation in “net exercise,” or “sell to cover” transactions, including changes from any defaults established by the Company, may only be made when you are not subject to a blackout period and are not in possession of Material Nonpublic Information.
E. Rule 10b5-1 Trading Plans
Rule 10b5-1 provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets certain conditions specified in the rule (a “10b5-1 Trading Plan”). It is possible to pre-arrange trades in Company securities by entering into a 10b5-1 Trading Plan. A 10b5-1 Trading Plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a 10b5-1 Trading Plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the 10b5-1 Trading Plan. A 10b5-1 Trading Plan must be established at a time when you are not aware of any Material Nonpublic Information and must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. Because the SEC rules on 10b5-1 Trading Plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.
All 10b5-1 Trading Plans must be reviewed and approved in advance by the Chief Legal Officer and must comply with the Company’s “Guidelines for Rule 10b5-1 Trading Plans” set forth in Appendix A.
F.Noncompliance
Anyone subject to this Policy who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
G.Post-Termination Transactions
This Policy will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer

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aware of Material Nonpublic Information or until that information has been publicly disclosed or is no longer material.
Questions about this Policy should be directed to the Chief Legal Officer at legal@viridiantherapeutics.com

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VIRIDIAN THERAPEUTICS, INC.
INSIDER TRADING POLICY
ACKNOWLEDGMENT
The undersigned acknowledges receipt of the foregoing Insider Trading Policy; has read and understands such Policy; agrees that he or she is bound by the above Policy as a condition of continued employment or service and will comply with the terms of the Policy; and certifies that he or she will communicate with all members of his or her household to inform them of the obligations in this Policy that apply to them. The undersigned understands that violation of this Policy may subject him or her to discipline by Viridian Therapeutics, Inc. up to and including termination for cause.

Signature
Print Name

Date

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APPENDIX A
VIRIDIAN THERAPEUTICS, INC. GUIDELINES FOR RULE 10B5-1 TRADING
PLANS
As discussed above, Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, you must enter into a Rule 10b5- 1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Chief Legal Officer will interpret and administer these guidelines for compliance with Rule 10b5-1 and the Policy. No personal legal or financial advice is being provided by the Chief Legal Officer or other members of the Company regarding any Rule 10b5-1 Trading Plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 Trading Plan and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney or other advisor about any contemplated Rule 10b5-1 Trading Plan.
Note that for any director or Section 16 Persons, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such persons), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted, terminated, or modified (as described below). Therefore, directors and Section 16 Persons must provide the Chief Legal Officer with (i) the final executed copy of any 10b5-1 Trading Plan, (ii) any other trading plan for Company securities and (iii) any amendment to any such Rule 10b5-1 Trading Plan or other trading plan, in each case within two business days of the adoption thereof.
1.Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Chief Legal Officer (or, in the case of the Chief Legal Officer, by the CFO or CEO) at least five trading days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that you use a standardized form of Rule 10b5-1 Trading Plan.
2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted in good faith and at a time when:
•you are not aware of any Material Nonpublic Information; and
•you are not subject to a special blackout period.
3.Plan Instructions. Any Rule 10b5-1 Trading Plan must be in writing, signed, and either:
•specify the amount, price, and date of the sales (or purchases) of Company securities to be effected;

•provide a formula, algorithm, or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase), and the price; or
•delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about the Company or its securities.

For the avoidance of doubt, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
4.No Hedging. You may not have entered into or alter a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
5.Good Faith Requirements. You must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1. You must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any Material Nonpublic Information about the Company or Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Securities Exchange Act of 1934, as amended.
7.Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10- Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•For others, 30 days after adoption of the Rule 10b5-1 Trading Plan.

8.No Overlapping Rule 10b5-1 Trading Plans. You may not enter into overlapping Rule 10b5-1 Trading Plans, except as permitted by Rule 10b5-1. Please consult with the Chief Legal Officer for any questions regarding overlapping Rule 10b5-1 Trading Plans.
9.Single Transaction Plans. You may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan (a “Material Modification”) will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. As such, the modification/amendment of an existing Rule 10b5- 1 Trading Plan must be reviewed and approved in advance by the Chief Legal Officer in accordance with the pre-clearance procedures set forth in the Policy and these guidelines, and any Material Modification will be subject to all the other requirements set forth in these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.
The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Chief Legal Officer in accordance with the pre-clearance procedures set forth in the Policy and these guidelines.

The Chief Legal Officer will not approve the modification/amendment or termination of a Rule 10b5-1 Trading Plan unless:
•you are not aware of any Material Nonpublic Information; and
•you are not subject to a blackout period.